Exhibit 99.1

Contacts:
Tom Baker	Stefanie Bacher
Media/U.S. Investors	European Investors
Tel. +1-858-458-0900	Tel. +1-858-362-0365
tbaker@macropore.com	sbacher@macropore.com

MacroPore Biosurgery Completes Sale of SurgiWrap™ Under Modified Terms;
Company To Receive $7 Million Upfront Payment

San Diego, CA, May 14, 2004 - MacroPore Biosurgery, Inc. (Frankfurt: XMP) (Reuters: MACP.DE) (XMP:GR) announced today it has completed the sale of its bioresorbable thin film product line, which includes SurgiWrap™ and CardioWrap™, to MAST Biosurgery AG (MAST), which is held by a syndicate of investors led by Medicis Ventures GmbH (Medicis).

MacroPore Biosurgery has received an initial payment of $6.72 million. MacroPore Biosurgery will receive an additional $0.28 million within three weeks, and a $2.0 million payment, or $2.0 million worth of stock in MAST, no later than the second quarter of 2005. MacroPore Biosurgery will act as a short-term backup supplier of products to MAST. Further, MacroPore Biosurgery retains all thin film rights for the Japanese market, an exclusive license to bioresorbable thin film for the spinal market and a perpetual nonexclusive license to bioresorbable thin films in connection with regenerative cell technology. MAST has a three year option to acquire the right to bioresorbable thin films for the Japanese market from MacroPore Biosurgery for at least $3.0 million, plus substantial, contingent additional consideration pursuant to a business development agreement between MAST and MacroPore Biosurgery.

The terms of the product line sale are modified from the terms of an earlier agreement, which was announced in December 2003, to sell the worldwide product line, including the Japanese market.

“The sale of the thin film product line allows us to further focus on regenerative medicine while strengthening our balance sheet and avoiding near-term negative cash flow on the SurgiWrap™ product line’s operations,” said Christopher J. Calhoun, President and CEO of MacroPore Biosurgery. “The modified terms provide us the opportunity to retain greater value from the Japanese market, the world’s second largest market for anti-adhesion barriers, through a distribution agreement with a third party under which we can benefit directly or, if MAST exercises its option to acquire the Japan rights, through a business development agreement with MAST. As a result, the modified terms are mutually beneficial to MacroPore Biosurgery and the buyer.”

Guidance

The closing of the transaction will have no impact on MacroPore Biosurgery’s 2004 revenue guidance due to the anticipated back-up supply revenues for the bioresorbable thin film.

About MacroPore Biosurgery, Inc.

MacroPore Biosurgery (Frankfurt: XMP) is focused on the discovery, development and commercialization of regenerative medicine technologies. We have two technology platforms, bioresorbable technology and regenerative cell technology. Our bone-fixation bioresorbable surgical instruments, derived from our bioresorbable technology, represent one of the latest advancements in spine and orthopedic medicine. They are manufactured by us and distributed exclusively through Medtronic Sofamor Danek. Within our regenerative cell technology program, we are developing a system to isolate autologous, homologous-use, regenerative cells. Simultaneously, we are generating the scientific knowledge through internal research to support the clinical use of these cells. Our most advanced research and development program is in the repair of cardiovascular tissues that are damaged after a heart attack. We are also researching applications in bone repair, spinal disc regeneration, and cosmetic and reconstructive surgery. For further information please visit our web site http://www.macropore.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events and trends which may affect MacroPore Biosurgery’s future operating results and financial position. Such statements are subject to risks and uncertainties that could cause MacroPore Biosurgery’s actual results and financial position to differ materially from those predicted in the forward-looking statements, including our limited operating history, operational net losses, high-risk strategy, and reliance on Medtronic, as well as uncertainty regarding how much product Mast Biosurgery AG will order from us under the back-up supply arrangement and whether we will be able to enter into a distribution agreement with a third party of thin film for the territory of Japan. These and other risks and uncertainties are described (under the heading “Risk Factors”) in our 2003 Form 10-K annual report for the year ended December 31, 2003, which is available on the U.S. Security and Exchange Commission’s website at www.sec.gov or on our web site, www.macropore.com. MacroPore Biosurgery assumes no responsibility to publicly release any revision of forward-looking statements to reflect events, trends or circumstances after the date they are made.

###